Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-254976, 333-263115, 333-270154, 333-277435, 333-285224, and 333-292639) of Compass, Inc. of our report dated February 25, 2025 relating to the financial statements of Anywhere Real Estate Inc., which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 9, 2026